STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-3

Distribution Number	13
Beginning Date of Accrual Period	20-Aug-03
End Date of Accrual Period	21-Sep-03
Payment Date	22-Sep-03
Previous Payment Date	20-Aug-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	36,113,585.47
Collections of Interest (net of Servicing Fee and principal recoveries)	4,862,562.16
Servicing Fee	276,632.71
Principal recovery	-
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	41,162,275.34
Interest Paid to Notes	828,172.61
Principal Paid to Notes	40,057,470.02
Servicing Fee	276,632.71
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	663,918,507.38
Principal Collections (including repurchases)	36,113,585.47
Charge off Amount	(258,365.54)
Ending Pool Amount	627,546,556.37

Collateral Performance
Cash Yield (% of beginning balance)	9.29%
Charge off Rate (net of principal recoveries; % of beginning balance)	0.47%
Net Yield	8.82%
Cumulative Realized Losses	(638,608.8100)
Cumulative Loss Percentage	0.06%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	15,688,343.03
30-59 days number of Home Equity Loans	137
60-89 days principal balance of Home Equity Loans	3,831,680.39
60-89 days number of Home Equity Loans	40
90+ days principal balance of Home Equity Loans	8,546,336.87
90+ days number of Home Equity Loans	95
90+ days Delinquency Percentage	1.36%
90+ days Rolling Average	1.15%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)	6,608
Number of Home Equity Loans outstanding (Ending of Collection Period)	6,279
Number of Home Equity Loans that went into REO	7
Principal Balance of Home Equity Loans that went into REO	992,644.64

Overcollateralization
Begin Overcollateralization Amount	84,776,825.33
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	3,943,884.55
End Overcollateralization Amount	88,462,344.34

Target Overcollateralization Amount	97,496,996.67
Interim Overcollateralization Amount	84,518,459.79
Interim Overcollateralization Deficiency	12,978,536.88

Excess Cashflow	3,943,884.55

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	55.15%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	41.828028
2. Principal Distribution per $1,000	40.980767
3. Interest Distribution per $1,000	0.847261

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.11000%
2. Formula Rate (1-mo. Libor plus 45 bps)	1.56000%
3. Available Funds Cap	8.35282%
4. Note Rate	1.56000%
5. Days in Accrual Period	33

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carry forward Amount paid	828,172.61
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	579,141,682.05
2. Principal Payment Amount paid	36,113,585.47
3. Distributable Excess Cashflow paid	3,943,884.55
4. Note Principal Amount, after payments	539,084,212.03

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments	0.8590346